Exhibit 99.1

Paratek Pharmaceuticals Reports Fourth Quarter and Full Year 2018 Financial Results

-- NUZYRA™ (omadacycline) Launched in the United States for the Treatment of CABP and ABSSSI --

-- New England Journal of Medicine Publishes Results from Two Pivotal Phase 3 Studies of NUZYRA --

-- Company Executes SEYSARA™ Royalty-Backed Loan to Receive $32.5 Million --

BOSTON, February 27, 2019 -- Paratek Pharmaceuticals, Inc. (Nasdaq: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics, today reported financial results and provided an update on corporate activities for the quarter and full year ended December 31, 2018.

“2018 was a transformative year for Paratek. The FDA approved NUZYRA, the first once-daily oral and IV antibiotic to treat both CABP and ABSSSI in nearly 20 years, as well as SEYSARA for the treatment of moderate to severe acne.  Both products launched commercially in the U.S. earlier this year” said Michael Bigham, Chairman and Chief Executive Officer, Paratek.  “We believe that NUZYRA has the potential to shape the future treatment paradigm for serious community-acquired pneumonia and skin infections.”

“2019 will be an important year for Paratek,” said Evan Loh, M.D., President, Chief Operating Officer and Chief Medical Officer.  “In addition to the U.S. launch of NUZYRA, we continue to pursue several compelling life-cycle opportunities including two phase 2 studies in UTI, collaborating with the Department of Defense for plague and anthrax and exploring the potential of an oral-only indication in CABP.  We believe these initiatives have the potential to treat patients in need and drive additional long-term value for all shareholders.  We look forward to keeping you apprised of our progress on these promising opportunities.”

Recent Highlights

•

Executed a royalty-backed loan agreement with Healthcare Royalty Partners III, L.P. (HCRP) to borrow $32.5 million to be funded May 1, 2019, which will be secured by and repaid from royalties received by Paratek from the net sales of SEYSARA in the United States by Almirall, LLC.

•

New England Journal of Medicine (NEJM) published 2 manuscripts with detailed results from the Company’s Phase 3 clinical trials (OPTIC and OASIS-1) of NUZYRA™ (omadacycline) highlighting the potential clinical impact that NUZYRA can have on the practice of medicine in an era of growing resistance to older antibiotic agents.

•

NUZYRA launched in the United States in February 2019 as a once-daily oral and intravenous antibiotic for the treatment of adults with community-acquired bacterial pneumonia (CABP) and acute skin and skin structure infections (ABSSSI).

o

In concert with the U.S. launch, three antimicrobial susceptibility tests are now available for use with NUZYRA.  Paratek has also launched the KEYSTONETM surveillance program to monitor omadacycline susceptibility.

•

The Company’s partner, Almirall, launched SEYSARATM in the U.S., in January 2019.  SEYSARA is a once-daily, oral, narrow spectrum tetracycline-derived antibiotic with anti-inflammatory properties for the treatment of moderate to severe acne in the community setting.  Paratek is entitled to receive tiered royalties at rates ranging from high single to low double digits of net U.S. sales of SEYSARA and retains all ex-U.S. rights.

•

Filed two patent term extensions for NUZYRA in the United States; the Company now expects patent protection until at least October 2030, two years beyond the ten years of exclusivity provided by the Hatch-Waxman and GAIN Acts.

•

Dosed the first patient in a Phase 2 study evaluating the potential efficacy and safety of oral and intravenous (IV) omadacycline for the treatment of acute pyelonephritis, a common subset of complicated urinary tract infections (cUTI).

•	The European Marketing Authorization Application for oral and IV omadacycline was submitted in October 2018 and the review has been initiated.
o	The Company is seeking approval for the treatment of CABP and ABSSSI.

Fourth Quarter and Full Year 2018 Financial Results

For the fourth quarter of 2018, Paratek reported a net loss of $22.8 million, or ($0.71) per share, compared to a net loss of $21.9 million, or ($0.78) per share, for the same period in 2017.  For the year ended December 31, 2018, Paratek reported a net loss of $112.4 million, or ($3.57) per share, compared to a net loss of $89.1 million, or ($3.32) per share, for the same period in 2017.

Revenue earned during the year ended December 31, 2018 of $17.1 million was $4.5 million higher than revenue earned during the same period in prior year.   Revenue earned during the year ended December 31, 2018 was primarily attributable to a $12.0 million milestone earned from Almirall, LLC upon FDA approval of SEYSARA and a $5.0 million milestone earned from Zai Lab upon FDA approval of NUZYRA.  Revenue earned during the year ended December 31, 2017 of $12.6 million was primarily attributable to a $7.5 million upfront payment received as part of an omadacycline collaboration agreement with Zai Lab and a $5.0 million milestone payment earned from Allergan plc on FDA acceptance of the SEYSARA NDA.

Research and development expenses were $11.8 million and $57.5 million for the quarter and year ended December 31, 2018, respectively, compared to $14.2 million and $60.1 million for the same periods in 2017.  The slight decrease for both periods was driven primarily by lower clinical study costs, offset by higher compensation-related costs, including stock-based compensation expense, manufacturing production costs for omadacycline and costs associated with additional regulatory activities.

General and administrative expenses were $25.3 million and $63.7 million for the quarter and year ended December 31, 2018, respectively, compared to $11.7 million and $37.0 million for the same periods in 2017.  The increase in general and administrative expenses for both periods was due to higher compensation-related costs associated with increased headcount and stock-based compensation expense as well as increased spend related to the U.S. launch of NUZYRA.

Based upon Paratek’s current operating plan, the Company anticipates that its existing cash, cash equivalents and marketable securities of $292.8 million as of December 31, 2018, estimated NUZYRA product sales, and SEYSARA royalty-backed loan with HCRP will fund company operating expenses, capital expenditures, and debt service beyond the first quarter of 2021.

Financial Guidance

Paratek also reiterated its 2019 NUZYRA U.S. net product revenue guidance, expected to be between $10.0 and $13.0 million.  Paratek may experience events that could cause actual results to vary from this guidance.  Paratek plans to provide one update to its annual financial guidance, which is expected to be provided in connection with its second quarter earnings release.

Conference Call and Webcast

Paratek’s earnings conference call for the quarter and year ended December 31, 2018 will be broadcast today at 4:30 p.m. EDT on February 27, 2019. The live webcast can be accessed under "Events and Presentations" in the Investor Relations section of Paratek’s website at www.ParatekPharma.com.

Domestic investors wishing to participate in the call should dial: 877-407-0792 and international investors should dial: 201-689-8263. The conference ID is 13687655. Investors can also access the call at http://public.viavid.com/index.php?id=133293.

Website Information

Paratek routinely posts important information for investors on the Investor Relations section of its website at www.ParatekPharma.com. Paratek intends to use this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Paratek’s website, in addition to following its press releases, U.S. Securities and Exchange Commission (SEC) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Paratek’s website is not incorporated by reference into, and is not a part of, this document.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics. The company’s lead commercial product, NUZYRA (omadacycline), which has launched and is available in the U.S., is a once-daily oral and intravenous antibiotic for the treatment of adults with community-acquired bacterial pneumonia and acute bacterial skin and skin structure infections. Paratek is also studying NUZYRA for the treatment of urinary tract infections (UTI).

Paratek has submitted a marketing authorization application of omadacycline in the European Union. Paratek has entered into a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Under a research agreement with the U.S. Department of Defense, omadacycline also is being studied against pathogenic agents causing infectious diseases of public health and biodefense importance, including plague and anthrax.

Paratek’s second FDA-approved product, SEYSARA™ (sarecycline), is marketed by Almirall, LLC in the U.S. as a new once-daily oral therapy for the treatment of moderate to severe acne vulgaris. Paratek retains development and commercialization rights in the rest of the world.

Recognizing the serious threat of bacterial infections, Paratek is dedicated to providing solutions that enable positive outcomes and lead to better patient stories.

For more information, visit www.ParatekPharma.com or follow @ParatekPharma on Twitter.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, products, prospects, potential and expected results, including statements about the projected net product revenues of NUZYRA™, our anticipated cash runway, our expected borrowings under our royalty-backed loan agreement with Healthcare Royalty Partners III, L.P., the progression of our commercial roll out for NUZYRA™, the prospects of our U.S. launch of NUZYRA™, our ability to shape the future treatment paradigm for serious community-acquired pneumonia and skin infections, our plans to evaluate additional indications for NUZYRA™, including UTI, and to work toward an oral-only indication in CABP, our potential to further drive long-term[, transformative] value for all of our shareholders, our expectations regarding the duration of our patent protection exclusivity for NUZYRA™ and our plans to obtain regulatory approval of omadacycline in the European Union .  All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "expect," "look forward," "anticipate," "continue," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties.  We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements.  Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties.  These and other risk factors are discussed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, our Form 10-Q filed for the quarter ended September 30, 2018 and our other filings with the Securities and Exchange Commission.  We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

PARATEK PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31, 2018	December31, 2017
	(unaudited)
Cash, cash equivalents and marketable securities	$ 292,838	$ 151,723
Total assets	300,192	163,698
Working capital	237,534	143,697
Total current liabilities	17,709	16,789
Long-term debt, less current portion	228,959	59,186
Common stock and additional paid-in-capital	630,174	552,748
Accumulated deficit	(582,468)	(470,112)
Total stockholders' equity	47,578	82,478

Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except loss per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue
Collaboration and royalty revenue	$ 17,017	$ 5,072	$ 17,117	$ 12,616
Total revenue	17,017	5,072	17,117	12,616
Operating expenses:
Research and development	11,802	14,225	57,508	60,072
General and administrative	25,263	11,665	63,658	36,965
Impairment of intangible assets	—	62	107	743
Changes in fair value of contingent consideration	(14)	(13)	(71)	(584)
Total operating expenses	37,051	25,939	121,202	97,196
Loss from operations			(104,085)	(84,580)
Other income and expenses:
Interest income	968	398	3,260	1,377
Interest expense	(3,191)	(1,413)	(10,985)	(5,079)
Other gains (and losses), net	(30)	(10)	(44)	(34)
Net loss	(22,290)	(21,892)	(111,854)	(88,316)
Provision for income taxes	502	—	502	753
Net loss attributable to common stockholders	$ (22,791)	$ (21,892)	$ (112,356)	$ (89,069)
Net loss per share attributable to common stockholders:
Basic and diluted net loss per common share	$ (0.71)	$ (0.78)	$ (3.57)	$ (3.32)
Weighted average common shares outstanding
Basic and diluted	32,143,147	27,937,157	31,513,454	26,827,253

CONTACT:

Investor and Media Relations:
Ben Strain
617-807-6688
ir@ParatekPharma.com